UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 15, 2009

ESCALADE, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-6996	13-2739290

(Commission File Number)	(IRS Employer Identification No.)

817 Maxwell Ave, Evansville, Indiana	47711

(Address of Principal Executive Offices)	(Zip Code)

(812) 467-1334

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed, the Company was out of compliance as of the end of the Company’s 2008 fiscal second and third quarters, with certain financial covenants (leverage ratio and debt service ratio) set forth in that certain Amended and Restated Credit Agreement, dated as of October 24, 2001, with maximum available funds of $30,000,000 (as the same has been amended to date, “the Credit Agreement”) with JPMorgan Chase Bank, N.A., as successor by merger with Bank One, Indiana, NA (“Chase”). As of January 15, 2009, the outstanding balance under the Credit Agreement was $28,978,037.

As expected and customary in such default situations, the Company received a letter on January 15, 2009 of even date from Chase (the “Chase Letter”), which notified the Company that Chase considers both the failure to comply with the leverage ratio covenant and the debt service covenant to be an “Existing Default” under the Credit Agreement. Furthermore, Chase reserved the right to exercise any and all of its rights and remedies with respect to any Existing Default and noted that it is not waving any of its rights and remedies with respect to any Existing Default. The Chase Letter is attached hereto as Exhibit 99.1. The Chase Letter specifically described each Existing Default by noting that the Company and its subsidiaries failed to maintain a debt service coverage ratio, determined on a consolidated basis, of at least 1.20 to 1.00 for the four consecutive fiscal quarter period ending on July 12, 2008, and for the four consecutive fiscal quarter period ending October 4, 2008, as required for each such period by Section 5(g)(iii) of the Credit Agreement. The Chase Letter further noted that the other Existing Default occurred when the Company and its subsidiaries failed to maintain a Leverage Ratio of not greater than 2.75 to 1.0 as of the close of the four consecutive fiscal quarter period ending on July 12, 2008, and for the four consecutive fiscal quarter period ending October 4, 2008, as required for each such period by Section 5(g)(i) of the Credit Agreement.

On account of each Existing Default referenced in the Chase Letter, Chase is entitled to exercise its rights and remedies under the Credit Agreement, including, without limitation: (a) increasing the rate of interest on the obligations of the Company pursuant to the Credit Agreement and suspending the availability of loans bearing interest at a LIBOR-based rate, as provided in the Credit Agreement; (b) terminating or suspending Chase’s obligation to make advances and to issue letters of credit; and/or (c) declaring the Company’s obligations under the Credit Agreement to be immediately due and payable. The Chase Letter noted that Chase is not exercising any of its rights or remedies under the Credit Agreement at this time, but Chase specifically reserves the right to take the above actions at any time hereafter so long as any Existing Default exists unremedied. The Chase Letter also specifically states that further advances and the issuance or extension of the expiry date of any letter of credit will be made solely at Chase’s discretion so long as the Existing Defaults or any other event of default exists.

As noted in the Chase Letter, the Company and Chase are undertaking negotiations respecting each Existing Default and terms upon which Chase may be prepared to defer the exercise of certain of its rights with respect to each Existing Default, to provide an opportunity for: (a) the Company to formulate a revised business plan for 2009 to address the current challenges to the Company’s business; (b) Chase to evaluate the plan and proposals presented by the Company; and (c) the Company to substantiate the adequacy of its plan to Chase. Although the Company and Chase continue to voluntarily undertake such negotiations, there can be no assurance that the Company and Chase will reach an agreement. The Company is actively working on its 2009 business plan which it believes will improve the Company’s operations and financial results, thereby meeting Chase’s expectations and benefiting the Company’s stockholders.

Item 9.01   Financial Statements and Exhibits

(c)	Exhibits

Exhibit	Description

99.1	Letter from JPMorgan Chase Bank, N.A. dated January 15, 2009

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Escalade, Incorporated has duly caused this report to be signed on its behalf in Evansville, Indiana by the undersigned hereunto duly authorized.

Date: January 20, 2009	ESCALADE, INCORPORATED

	By:	/s/ Terry D. Frandsen

Vice President and Chief Financial Officer